Exhibit 4.25

DATED 23 November 2009

THE COMMISSIONERS OF HER MAJESTY’S TREASURY

and

THE ROYAL BANK OF SCOTLAND GROUP PLC

STATE AID COSTS
REIMBURSEMENT DEED

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(TP/JGZW)

CA093240071

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	4

2.	FEES, COSTS AND EXPENSES	5

3.	WARRANTIES	6

4.	TAX MATTERS	6

5.	ANNOUNCEMENTS AND PUBLICITY	7

6.	REMEDIES	7

7.	NOTICES	7

8.	MISCELLANEOUS	8

9.	GOVERNING LAW	9

THIS STATE AID COSTS REIMBURSEMENT DEED is made on 23 November 2009

BETWEEN:

(1)	THE COMMISSIONERS OF HER MAJESTY’S TREASURY of 1 Horse Guards Road, London SW1A 2HQ (the “Treasury”); and

(2)
THE ROYAL BANK OF SCOTLAND GROUP PLC, a public company incorporated in Scotland with registered number SC045551 and whose registered office is at 36 St Andrew Square, Edinburgh, Scotland EH2 2YB (“RBSG”).

WHEREAS:

(A)
On 19 January 2009, Her Majesty’s “ Government of the United Kingdom (the “Government”) announced its intention to offer the Asset Protection Scheme (the “Scheme”) to protect certain eligible financial institutions against exceptional future credit losses on certain portfolios of assets and exposures. The Scheme constitutes “financial assistance” for the purpose of section 257 of the Banking Act 2009.

(B)
On 26 February 2009, RBSG announced its intention to participate in the Scheme and entered into discussions with the Treasury regarding the terms of the Scheme and the accession of The Royal Bank of Scotland plc (the “Participant”) to it.

(C)
On 3 November 2009, RBSG announced the proposed terms attaching to the intended participation of the Participant in the Scheme and, on or about the date of this Deed, RBSG and the Participant are expected to enter into an accession agreement with the Treasury pursuant to which the Participant will participate in the Scheme on and subject to (i) the terms and conditions set out therein (the “Accession Agreement”) and (ii) the terms and conditions of the Scheme (as amended, modified, supplemented or replaced from time to time, the “Conditions”).

(D)
In addition to the Participant’s intended participation in the Scheme, it is intended that the Treasury will subscribe for £25.5 billion of ‘B’ shares in RBSG (the “Subscription”) and commit to subscribe in certain circumstances for an additional £8 billion of ‘B’ shares (the “Contingent Capital”).

(E)	RBSG is a participant in: (i) the recapitalisation scheme (the “Recapitalisation Scheme”); and (ii) the credit guarantee scheme, the terms of which were announced by the Government on 8 October 2008.

(F)
The participation of the Participant in the Scheme, and RBSG’s participation in the Scheme, the Recapitalisation Scheme, and the Subscription and the Contingent Capital, are each subject to approval from the European Commission (either on a temporary or final basis) as aid compatible with article 87 of the EC Treaty.

(G)
It is proposed that RBSG will enter into certain commitments and undertakings as set out in a deed (the “State Aid Commitment Deed”) designed to ensure that the Treasury is able to comply with the commitments or conditions subject to which the European Commission has granted (or it is anticipated will grant) the State Aid

Approvals in respect of the aid provided by the Treasury referred to in Recital (F) (the “State Aid”).

(H)
In connection with its accession to the Scheme and its obligations under the State Aid Commitment Deed, RBSG undertakes on the terms set out below to reimburse the Treasury for certain fees, costs and expenses associated with the State Aid and the State Aid Approvals.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed (including the Recitals):

“Accession Agreement” has the meaning given in Recital (C);

“Conditions” has the meaning given in Recital (C) and “Condition” shall be construed accordingly;

“State Aid” has the meaning given in Recital (G);

“State Aid Approvals” means any state aid approval for the State Aid in their original terms, as supplemented, modified or replaced subject to and in accordance with the State Aid Commitment Deed; and

“State Aid Commitment Deed” has the meaning given in Recital (G).

1.2	Capitalised terms used but not defined in this Deed shall have the respective meanings given to them in Condition 56.

1.3	In this Deed, unless otherwise specified:

(A)	references to clauses and sub-clauses are to clauses and sub-clauses of this Deed;

(B)	the words “include” and “including” shall be deemed to be followed by the phrase “without limitation”;

(C)	headings and sub-headings in this Deed are included for ease of reference only and shall not affect the interpretation of this Deed;

(D)
any reference to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or governmental body or any joint venture, association or partnership (whether or not having separate legal personality);

(E)
any reference to any statute, statutory provision or rules or regulations made thereunder shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, re-enacted or replaced; and

(F)	a reference to any other document is a reference to that other document as amended, varied or supplemented at any time.

1.4	This Deed is a “Scheme Document” for the purposes of the Conditions.

2.	FEES, COSTS AND EXPENSES

2.1
RBSG shall bear all costs and expenses incurred by it and the other members of its Group arising out of or in connection with the performance of its duties and obligations under this Deed and the State Aid Commitment Deed.

2.2	RBSG shall pay to the Treasury the costs and expenses calculated by the Treasury as being incurred by the Treasury and the Treasury Solicitor in connection with:

(A)	discussions or negotiations with the European Commission in relation to the State Aid Approvals; and

(B)
the exercise of the Treasury’s rights and powers under, and the performance of its duties and obligations in connection with the matters contemplated by, this Deed and the State Aid Commitment Deed (including with respect to: (i) the preparation, negotiation, execution and carrying into effect of this Deed and the State Aid Commitment Deed; (ii) the Treasury’s compliance with the State Aid Approvals; and (iii) monitoring and ensuring RBSG’s compliance with its obligations under, or contemplated by, this Deed and the State Aid Commitment Deed), regardless of whether or not such costs and expenses are incurred before or after the date of this Deed (“State Aid Costs”).

2.3
The Treasury may deliver an invoice to RBSG in respect of State Aid Costs at any time following the date of this Deed, but shall not deliver more than one invoice for State Aid Costs to RBSG in anyone calendar month.

2.4	RBSG shall pay all invoices delivered to it in respect of State Aid Costs pursuant to clause 2.3 within 30 days of the date on which such invoice is delivered.

2.5
The Treasury shall provide with any invoice delivered pursuant to clause 2.3 a breakdown of the costs and expenses covered by such invoice, provided that such breakdown need not contain any more information than the Treasury intends at that time to disclose to the public in respect of such costs and expenses.

2.6	Any payment of State Aid Costs shall be made in pounds sterling to such account as may be notified to RBSG in writing by the Treasury from time to time; all such payments shall be made in full, free and clear of any right of set-off and from any restriction, condition or deduction because of any counterclaim.

2.7	For the purposes of this clause 2, “costs and expenses” has the meaning given to that expression in Condition 9.2.

2.8
RBSG’s obligations to reimburse costs and expenses pursuant to clauses 2.2 to 2.6 (inclusive) shall be limited to such amount as is equal to *** of the aggregate value of all of the ordinary shares (excluding treasury shares) of RBSG as at market close on the date of this Deed.

2.9
The Treasury shall not be entitled to recover costs or expenses under this clause 2 if and to the extent that it has already recovered such costs or expenses under the Conditions or any other Scheme Document.

3.	WARRANTIES

RBSG represents and warrants to the Treasury on the date of this Deed that:

(A)	it is duly organised and validly existing under the laws of its jurisdiction of organisation;

(B)
it has the corporate power and the authority to execute and deliver this Deed and to perform its obligations under this Deed, and no additional act or proceeding, corporate or otherwise, on its part is necessary to authorise the execution and delivery of this Deed or the performance of any of its obligations under this Deed;

(C)
subject to any principles of law affecting the rights of creditors generally and the provisions of section 117 of the Stamp Act 1891, the obligations expressed to be assumed by LBG under this Deed are legal, valid, binding and enforceable obligations;

(D)	it has duly executed and delivered this Deed; and

(E)
the only applicable “percentage ratio” (as that term is used in Chapters 10 and 11 of the listing rules made by the Financial Services Authority pursuant to Part VI of the Financial Services and Markets Act 2000 (the “Listing Rules”)) which is relevant to the matters contained in this Deed, is the “consideration test” (as that term is used in Chapters 10 and 11 of the Listing Rules).

4.	TAX MATTERS

Without prejudice to the application of Conditions 38.1 to 38.6 (inclusive) and Condition 41.6 regardless of this clause 4, those Conditions shall also apply in relation to this Deed, with any necessary modifications, as they would apply if any reference therein to the “Participant” were instead a reference to RBSG.

***	Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

5.	ANNOUNCEMENTS AND PUBLICITY

Any announcement or public statement proposed to be made, published, issued or released by RBSG or any member of its Group (or any of their respective Representatives) in relation to, or which refers to: (i) this Deed; (ii) the State Aid Commitment Deed (or any ancillary matter); (iii) the Treasury in connection with this Deed; or (iv) the State Aid Approvals or the State Aid, each constitutes a “Scheme Statement” for the purposes of the Conditions and will therefore be subject to the restrictions imposed by the Conditions on such announcements and public statements.

6.	REMEDIES

6.1
No delay or omission by the Treasury or RBSG (as the case may be) in exercising any right, power or remedy provided by law or under or pursuant to the Deed shall: (i) affect that right, power or remedy; or (ii) operate as a waiver of it.

6.2
The single or partial exercise by the Treasury of any right, power or remedy provided by law or under or pursuant to this Deed shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

6.3	Any right of the Treasury is cumulative and not exclusive of any other right (whether provided by law or otherwise).

6.4
RBSG acknowledges and agrees that damages may not be an adequate remedy for any breach of any of this Deed, and further acknowledges and agrees that, without prejudice to any other rights or remedies which the Treasury may have, whether pursuant to a provision of this Deed or otherwise equitable relief (including specific performance and injunction) for any such breach (or potential breach) will normally be appropriate. RBSG agrees not to raise any objection to any application by the Treasury for any such remedies.

7.	NOTICES

7.1	Except as otherwise provided in this Deed, a notice under this Deed shall only be effective if it is in writing. Facsimile transmissions are permitted but email is not.

7.2	Notices under this Deed shall be sent to a party to this Deed at its address or number and for the attention of the individual set out below:

Party and title of individual	Address	Facsimile no.

RBSG	Gogarburn, Edinburgh, EH12 1HQ	0131 626 3081

Attention: Group General Counsel

and Group Secretary

Treasury	1 Horse Guards Road London SW1A 2HQ	020 7270 4844

Attention: Team Leader, Financial Stability

provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause 7. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

7.3	Any notice given under this Deed shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class post, two clear Business Days after the date of posting; and

(C)	if sent by facsimile, when despatched.

7.4	Any notice given under this Deed outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

7.5	The provisions of this clause 7 shall not apply in relation to the service of Service Documents.

8.	MISCELLANEOUS

8.1
RBSG shall at its own cost, and so far as it is able to do so in accordance with Applicable Law, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to the Treasury which the Treasury may (acting reasonably) consider necessary for giving full effect to this Deed and securing to the Treasury the full benefit of the rights, powers and remedies conferred upon the Treasury under or pursuant to this Deed.

8.2
If any provision of this Deed shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Deed but the legality, validity and enforceability of the remainder of this Deed shall not be affected.

8.3	The parties to this Deed do not intend that any term of this Deed should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Deed.

8.4
This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Deed, but all the counterparts together shall constitute one and the same instrument.

8.5
Any term of this Deed may be amended, and the observance of any term of this Deed may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Treasury.

9.	GOVERNING LAW

Any matter, claim or dispute arising out of or in connection with this Deed, whether such matter, claim or dispute is contractual or non-contractual, shall be governed by and determined in accordance with the laws of England.

IN WITNESS WHEREOF this document has been executed and delivered as a deed the day and year first before written.

Executed as a deed by two of	)
THE COMMISSIONERS OF HER	)
MAJESTY’S TREASURY	)	By:	………………………………………….
)
)
)
	)	By:	………………………………………….

Executed as a deed by	)
THE ROYAL BANK OF SCOTLAND	)
GROUP PLC	)	By:	…………………………………………..
acting by a director and its secretary/two	)
directors:	)		Director
)
)
	)	By:	…………………………………………..
)
	)		Director/Secretary